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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-110955 of Fedders Corporation and subsidiaries (the "Company") on Form S-3 of our reports dated November 14, 2003 (which reports express an unqualified opinion and include an explanatory paragraph relating to a change in method of accounting for goodwill and intangible assets), appearing in the Annual Report on Form 10-K of the Company for the year ended August 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP


December 15, 2003
Parsippany, New Jersey